NTN Buzztime Appoints Two New Independent Members

to the Board of Directors

CARLSBAD, Calif., July 10, 2017— NTN Buzztime, Inc. (NYSE MKT: NTN) appointed independent directors Gregg Thomas, 56, and Richard Simtob, 47, to its board of directors effective July 7, 2017. They will replace Mary Beth Lewis and Tony Uphoff, who both resigned as of July 6, 2017. The board count will remain at six members.

NTN Buzztime Chairman Jeff Berg stated, “I welcome Gregg and Richard to our board of directors. Both have significant experience in the restaurant industry. For two decades, Gregg has led a financial services and advisory firm specializing in restaurants and retail. He has encountered and resolved many challenges as well as helped craft numerous growth plans. Richard’s hands-on experience as president of a fast-casual dining chain will be valuable. In addition, he brings his perspective as an industry investor. We look forward to both Gregg and Richard’s contributions. We also thank both Mary Beth and Tony for their service over the course of their tenure and wish them the best in their various endeavors.”

Ram Krishnan, NTN Buzztime Chief Executive Officer, said, “Buzztime delivers exceptional guest experiences by leveraging technology to build upon our service. Today, we are better positioned with a strengthened balance sheet, improved infrastructure and enhanced offering. Now, we are focused on educating chains and independents about the power of the Buzztime Effect to create differentiation, attract customers and increase loyalty even when the industry is tackling headwinds. Further, we are evaluating opportunities in adjacent markets. We are excited to incorporate Richard and Gregg’s ideas as we execute our growth strategy.”

Gregg Thomas

Mr. Thomas founded CFO Advisors, LLC, a financial services and advisory firm for the restaurant and retail industry in 1994 and has served as partner since then. Over the last two decades, Mr. Thomas and his firm have served over 50 brands representing in excess of 2,000 locations. He began his career at Plante Moran, where he earned his CPA.

Mr. Thomas holds a B.S. in accounting from the University of Michigan and a Master’s in taxation from Walsh College.

Richard Simtob

Mr. Simtob is a minority-owner of Zoup! Fresh Soup Company, L.L.C., a company that operates and franchises fast-casual soup restaurants. He has served as president since January 2010 and as one of its directors since April 2010. Concurrently, Mr. Simtob has been serving as president of Simtob Investments Inc. since January 2001. From January 2004 through July 2009, Mr. Simtob was also a partner at Wireless Toyz Franchise, LLC, a cellular service provider, where he also served in various roles such as vice president of development, chief financial officer and chief operating officer. Mr. Simtob was one of the investors in NTN Buzztime’s November 2016 capital raise.

Mr. Simtob studied at University of Western Ontario.

About Buzztime

Buzztime (NYSE MKT: NTN) delivers interactive entertainment and innovative dining technology to bars and restaurants in North America. Venues license Buzztime’s customizable solution to differentiate themselves via competitive fun by offering guests trivia, card, sports and arcade games, nationwide competitions, personalized menus and self-service dining features. Buzztime’s platform improves operating efficiencies, creates connections among the players and venues, and amplifies guests’ positive experiences. Founded in 1984, Buzztime has accumulated over 9 million player registrations and over 136 million games were played in 2016 alone. For more information, please visit http://www.buzztime.com or follow us on Facebook or Twitter @buzztime.

LHA Investor Relations:

Kirsten Chapman, buzztime@lhai.com (415) 433-3777